Exhibit 99(a)


CONTACT:  Deb Wiethop, (314) 923-4767

     COURT ADVISOR FAILS TO RECOMMEND APPROVAL OF BLUE CROSS SETTLEMENT PARTIES HAVE 30 DAYS TO RESPOND; SUPREME COURT SAYS JUDGE MUST RULE BY NOV. 9

ST. LOUIS, October 11, 1999 - Blue Cross and Blue Shield of Missouri, parent company of RightCHOICE Managed Care, Inc. (NYSE:
RIT), today announced that the Special Master appointed by the Circuit Court of Cole County, Missouri, has recommended that the March 1999 modified settlement agreement be disapproved. The
March 1999 settlement agreement is intended to resolve outstanding litigation and regulatory issues, create Missouri's largest health care foundation, the Missouri Foundation for Health, and result in RightCHOICE's reorganization as a fully for-profit Blue Cross and Blue Shield licensee.
     Special Master Robert G. Russell, a Sedalia, Mo. trial lawyer, criticized the modified settlement agreement because it does not give the Missouri Foundation for Health the right to force the sale of RightCHOICE.
      "The independence of the Missouri Foundation for Health and RightCHOICE is a critical provision that protects the Blue Cross and Blue Shield trademarks and provides the foundation with the opportunity to achieve up to $70 million in savings through a tax-free transaction," said John A. O'Rourke, president of Blue Cross and Blue Shield of Missouri, and chairman, president and chief executive officer of RightCHOICE.
     "Judge Brown still must rule on the modified settlement agreement. We hope he will fully appreciate the value of what was agreed to last March by our boards, the Missouri Attorney
General, the Missouri Department of Insurance and consumer groups representing over 1 million Missourians, because it is fair, reasonable and in the public interest. It's the right thing to do for our members, our shareholders and our community."
  The modified settlement agreement is intended to maximize value of RightCHOICE stock. Once the settlement is consummated, such value may be attained through the orderly divestiture of RightCHOICE stock by the Missouri Foundation for Health or through the action of the board to sell RightCHOICE stock in a single transaction, with the counsel and approval of the foundation.
  "We have a fiduciary responsibility to maximize value for all our shareholders, and the Special Master's insistence that the foundation control the sale of RightCHOICE undermines the value that the settlement is designed to provide," O'Rourke stated.
  The Missouri Supreme Court ordered Judge Brown to rule on the modified settlement agreement by Nov 9. The litigation remains on appeal to the Supreme Court. Evidence supporting the value of the modified settlement agreement was presented by the parties and representatives of the consumer groups. However, that evidence was not accurately reflected in the Special Master's report, which contained inconsistencies and disclosures selected to support his conclusions. The parties have 30 days within which to file objections to the Special Master's report.

-more-
Add one/Report from Special Master

  The March 1999 settlement agreement calls for Blue Cross and Blue Shield of Missouri to reorganize and be merged with RightCHOICE Managed Care and for the creation of the state's largest health care foundation. The foundation would receive an additional $12.78 million in cash from Blue Cross and Blue Shield of Missouri, which currently has sufficient cash and investments to provide for the payment. Following the transactions, the foundation would become the owner of approximately 80 percent of the stock of the new RightCHOICE. As a result of the reorganization, RightCHOICE or its subsidiaries would absorb the remaining assets and related liabilities of Blue Cross and Blue Shield of Missouri, and would continue as a strong, viable provider of health care benefits to members, using the highly recognized and valued Blue Cross and Blue Shield names and trademarks. The company is the largest provider of health care benefits in Missouri and has approximately 1,800 employees. The transaction is not expected to dilute RightCHOICE earnings or shareholder's equity.


Safe Harbor Statement

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: an adverse ruling on the litigation including the possibility that court approval of the modified settlement agreement, referenced above, would not be obtained, or if obtained, could include terms or conditions that are not acceptable to the parties; the possibility that all remaining contingencies and conditions to the parties' obligations to effect the proposed settlement transaction would not be met or otherwise satisfied; governmental and regulatory action or legislation; pending litigation; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; and other risks detailed in the company's Securities and Exchange Commission filings.
     Blue Cross and Blue Shield of Missouri and its for-profit subsidiary, RightCHOICE Managed Care, Inc., are the largest providers of health care benefits in Missouri. The company's web site addresses are www.ritusa.com and www.abcbs.com.